Exhibit 4.3


            Independent Certified Public Accountants' Consent

     We have issued our report dated October 22, 1996 on the statements of condition and related bond portfolios of Insured Municipals Income Trust, 207th Insured Multi-Series (California IM-IT, Florida IM-IT, New York IM-IT and Pennsylvania IM-IT Trusts) as of October 22, 1996 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Trust Administration-Independent Certified Public Accountants" in Part II of the Prospectus.



                                    Grant Thornton LLP

Chicago, Illinois
October 22, 1996